Exhibit 21.1

Subsidiaries of the Registrant and States of Incorporation

The Winthrop Corporation, incorporated in the state of Connecticut

NPDV Resources, Inc., incorporated in the state of Delaware

Chestnut Hill Reservoir Co, incorporated in the state of Connecticut

Subsidiaries of The Winthrop Corporation and States of Incorporation

Wright Investors’ Service, Inc., incorporated in the state of Connecticut

Wright Investors’ Service Distributors, Inc., incorporated in the state of Delaware

Subsidiary of Wright Investors’ Service, Inc. and State of Formation

Wright Private Asset Management LLC, formed in the state of Connecticut